Exhibit 10.6

DATED 28th February 2020

(1) ACHILLES THERAPEUTICS LIMITED

- and -

(2) CELL THERAPY CATAPULT LIMITED

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (the “Agreement) is dated the 28th February 2020 (the “Effective Date”)

BETWEEN

(1)

Achilles Therapeutics Limited, a company incorporated in England and Wales with company number 10167668 whose registered office is at Stevenage Bioscience Catalyst, Gunnels Wood Road, Stevenage, Hertfordshire, SG1 2FX (“COLLABORATOR”); and

(2)

Cell Therapy Catapult Limited, trading as Cell and Gene Therapy Catapult, a company incorporated and registered in England & Wales with company number 07964711 whose registered office is at 12th Floor Tower Wing, Guys Hospital, Great Maze Pond, London, SE1 9RT, United Kingdom (the “Catapult”).

BACKGROUND

(A)

Catapult’s purpose in operating the cell and gene therapy manufacturing centre is to further its broader aims within the UK to develop novel technologies, processes, supply chains, facilities, skills, and working practices for simultaneous and cost effective large-scale manufacture and distribution of multiple ATMP products.

(B)

COLLABORATOR is developing novel cell therapy products. As part of this activity COLLABORATOR wishes to use the facilities at the Centre in order to develop manufacturing systems, technologies and capability for large scale manufacture of cell therapy products.

(C)

COLLABORATOR and Catapult would each like to collaborate with the other as further set forth in this Agreement (“Project” or “Collaboration”, as further described in the work streams set out at Schedule 1 ).

(D)

Other parties who collaborate with the Catapult and occupy the Centre in the same way will be referred to as a “Collaborator” or “Other Collaborator(s)” (and together with COLLABORATOR as “All Collaborators”). For the avoidance of any doubt COLLABORATOR, in all capitalised letters, shall refer only to Achilles Therapeutics Limited.

(E)

This document aims to record the inputs and financial contributions of each party with respect to this Agreement, and the terms under which COLLABORATOR and Catapult will work together within the Centre.

OPERATIVE PROVISIONS

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, the following words will have the following meanings:

“Accompanied Access Areas”	means the areas of the Centre marked yellow on the Plans in Schedule 2 which are accessible by All Collaborators, but on condition such access is in the company of Catapult personnel.

“Activity Related Inputs”	means the inputs provided by Catapult set out at Clause 9.2.

“Activity Related Input Contributions”	means the financial contribution made by COLLABORATOR with respect to the provision of the Activity Related Inputs, and as described in Clause 8.4.3.

“Additional Inputs”	means inputs COLLABORATOR requires Catapult to contribute to the Project, other than Activity Related Inputs and Integral Inputs, which will be arranged through the completion of an Additional Input Agreement in the form set out at Schedule 16 (“Additional Input Agreement”).

“Affiliate”	in relation to a Party, means any person that Controls, is Controlled by, or is under common Control with that Party.

“Applicable Law”	means any:

(a) statute, statutory instrument, by-law, order, regulation, directive, treaty, decree, decision of the European Council or law;

(b) legally binding rule, policy, guidance or recommendation issued by any governmental, statutory or regulatory body with jurisdiction over this Agreement or the activities conducted hereunder; and/or

(c) legally binding industry code of conduct or guideline;

which applies to this Agreement and/or the Inputs and/or the activities which are comprised in the Project.

“Background Intellectual Property”	(a) in relation to COLLABORATOR, means the Intellectual Property that is either (i) owned by or licensed to COLLABORATOR prior to the Effective Date, or (ii) that is developed or licensed by COLLABORATOR after the Effective Date and outside of the conduct of activities for the Project; and in the case of either (i) or (ii), that COLLABORATOR uses in the performance of the Project, other than Foreground Intellectual Property; and

(b) in relation to Catapult, means the Intellectual Property owned by or licensed to Catapult at the Effective Date, together with Intellectual Property that is developed by or licensed to Catapult after the Effective Date and outside of the conduct of activities for the Project; and in either case that Catapult uses in the performance of the Agreement, and that is not Foreground Intellectual Property. Catapult represents and warrants that to the best of Catapult’s knowledge and belief, as of the Effective Date, Catapult Background Intellectual Property, consists of the Intellectual Property as set forth in the attached Schedule 4, which Catapult will update from time to time as additional Catapult Background Intellectual Property is brought into the Project.

“Business Rates”	means the portion of the business rates chargeable against the Centre paid for by COLLABORATOR in accordance with Clause 8.4.2 and in the amount set out at Schedule 3.

“Centre”	means the Cell and Gene Therapy Catapult Manufacturing Centre located at Cell and Gene Therapy Catapult Manufacturing Centre, Gunnels Wood Road, Stevenage, Herts, SG1 2FX. The Centre outlines are edged in blue on the Plans.

“CNC corridor”	means the controlled non-classified corridor forming part of the Common Access Areas.

“Code of Conduct”	means the code of conduct set out at Schedule 5.

“Collaborator Forums”	means the Quality Forum, the Health and Safety Forum, and the Operational Forum, each as more particularly referenced, and described in Clause 9.6 and Schedule 15.

“COLLABORATOR Manufacturing Process”	means the process to be developed and operated by COLLABORATOR under the Agreement in order to enable the production of COLLABORATOR Product on a large scale as more particularly defined prior to signature of this contract in the Product Overview Document. It may be amended from time to time in accordance with Clause 7.2 and the QTA.

“COLLABORATOR Personnel”	means the employees or contractors of COLLABORATOR located at the Module from time to time.

“COLLABORATOR Product”	means COLLABORATOR owned and developed product, or products, to be produced on a large scale through the creation and adoption of COLLABORATOR Manufacturing Process.

“COLLABORATOR Responsibilities”	means the obligations on COLLABORATOR set out in Clause 10 (each one severally being a “COLLABORATOR Responsibility”).

“Commissioning”	has the meaning given in Clause 6.1

“Common Access Areas”	means any part of the Centre shown edged green on the Plans which does not form part of the Module, the Restricted Access Areas, the Shared Restricted Access Areas or the Accompanied Access Areas, or that is designated by Catapult from time to time for common use by Catapult, and All Collaborators from time to time.

“Compensations”	has the meaning given to it in Clause 18.1.1.

“Conducting Media”	means any media for the transmission of Supplies.

“Confidential Information”	means any non-public information in any form or medium disclosed by one Party or such Party’s Affiliates, or their legal counsel, advisors, contractors (the “Disclosing Party”) to the other Party or its Affiliates, or their legal counsel, advisors, contractors (the “Receiving Party”), such as information concerning the business affairs, finances, technology, plans, strategy, products, manufacturing services, Know-how or services of (i) the Disclosing Party, (ii) any of its Affiliates, (iii) any other entity with which the Disclosing Party or any of its Affiliates is in business negotiations or has contracted or to which it owes a duty of confidence and all copies of the same. Confidential Information also includes any information disclosed by either Party under the terms of any pre-existing confidentiality agreement between the Parties that has not expired as of the Effective Date, including the Mutual Confidential Disclosure Agreement (Two-Way) between the Parties dated 6 September 2017 (the “Pre-Existing CDA”).

Confidential Information does not include any information that the Receiving Party can demonstrate by reasonable, written evidence:

(a) was, prior to its receipt by the Receiving Party from the Disclosing Party, lawfully in the possession of the Receiving Party and at its free disposal;

(b) is subsequently disclosed to the Receiving Party without any obligations of confidence by a Third Party who has not derived it directly or indirectly from the Disclosing Party;

(c) is or becomes generally available to the public through no act or default of the Receiving Party or its agents, officers, employees, Affiliates, advisors, contractors, consultants, legal counsel or sub-licensees;

(d) is independently developed by the Receiving Party by individuals who have not had any direct or indirect access to the Disclosing Party’s Confidential Information.

“Contributions”	means the Activity Input Contributions, Integral Input Contributions, Establishment Input Contributions, the Additional Input Contributions and/or any other contributions as agreed in writing between the Parties and provided by Catapult to COLLABORATOR from time to time.

“Control”	means (a) the direct or indirect ownership of fifty percent (50%) or more of the total voting power of securities or other evidences of ownership interest in a party or (b) the power to direct or cause the direction of the management and policies of such party, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing, as the case may be.

“Disclosing Party”	has the meaning given in the definition of “Confidential Information”.

“Effective Date”	has the meaning given in the preamble of this Agreement.

“Establishment Inputs”	means the inputs provided by Catapult set out at Clause 9.3.

“Establishment Input Contributions”	means the financial contributions payable in accordance with cause 8.1.5, to be made by COLLABORATOR with respect to the provision of the Establishment Inputs by Catapult, which are detailed in the Establishment Input Statement.

“Establishment Input Statement”	means the Establishment Input Contributions Statement by and between Catapult and COLLABORATOR dated 26 November 2019.

“Expected Occupation Date”	means 01 March 2020, the contemplated date by which COLLABORATOR will occupy the Manufacturing Space, or such other date as mutually agreed by the parties in writing.

“Facility Contribution”	means the contribution to be made by COLLABORATOR with respect to the provision of the Module and other capital aspects, as more particularly described at Clause 8.4.1, and at Schedule 3.

“Foreground Intellectual Property”	means the results, technical information, knowledge, inventions, improvements, experience, materials and data developed and arising directly from and as a direct result of the Project, together with any Intellectual Property in such items.

“GMP”	means good manufacturing practice, being the standard required to satisfy MHRA GMP requirements.

“GMP Requirements”	means good manufacturing practices for medicinal products for human use as applicable in the UK (currently EU GMP Directive 2003/94/EC and as and set out in Volume 4 of Eudralex (the rules governing medicinal products in the European Union), and the MHRA Rules and Guidance for Pharmaceutical Manufacturers and Distributors (The Orange Guide)

“Ground Level”	means the Level O Ground Level as shown on the Plans.

“Health and Safety Forum”	means the forum in which COLLABORATOR, Other Collaborators, and Catapult will convene to discuss health and safety matters as more particularly described in Clause 9.6 and Schedule 15.

“HVAC”	heating, ventilation and air-conditioning.

“Improvement”	means, with respect to any Intellectual Property or material: (a) all improvements, modifications and /or adaptions of such Intellectual Property or materials; and (b) all other Intellectual Property in, derived from, relating to, or otherwise within the scope of any claim, right, or interest which would impair or restrict the use of, application, or rights comprised in, such Intellectual Property or material.

“Insured Risks”	means the risks covered by the policies of insurance under Clauses 19.1 and 19.2, in each case to the extent that cover is generally available on normal commercial terms in the UK insurance market at the time the insurance is taken out and any other risks against which Catapult reasonably insures from time to time, subject in all cases to any excesses, limitations and exclusions imposed by the insurers.

“Integral Input Contributions”	means the financial contribution made by COLLABORATOR with respect to the provision of the Integral Inputs, as more particularly described in Clause 8.4.4, and at Schedule 3.

“Integral Inputs”	the inputs provided by Catapult set out at Clause 9.1.

“Intellectual Property”	means any and all issued patents and patent applications, inventions, utility models, registered and unregistered trademarks and service marks, registered designs, unregistered design rights, domain names, trade or business names, copyright, database rights, rights in respect of confidential information, rights under data exclusivity laws, rights under licences, rights under orphan drug laws, property rights in biological or chemical materials, topography rights, Know-how, extension of the terms of any such rights (including supplementary protection certificates), applications for and the right to apply any of the foregoing registered property and rights, and similar or analogous rights anywhere in the world.

“IT Infrastructure”	the information technology facilities in the Centre for use by COLLABORATOR and, where applicable, by Other Collaborators as more particularly described in Schedule 10.

“Know-how”	means unpatented technical information (including without limitation information relating to inventions, discoveries, concepts, methodologies, models, research, development, and testing procedures; the results of experiments, tests, and trials; manufacturing processes, techniques, and specifications; and quality control data, analyses, reports, and submissions) that is not in the public domain.

“Lease”	means a lease dated 1 October 2015 of the premises known as The Cell Therapy Catapult Manufacturing Centre made between the (1) Stevenage Bioscience Catalyst and (2) Cell Therapy Catapult Limited.

“Liability”	means liability arising out of this Agreement, whether in contract, tort, misrepresentation, restitution, under statute or otherwise, including any liability under an indemnity contained in this Agreement.

“Letter Agreement”	Means the heads of terms entered into between the parties connected to COLLABORATOR’S occupation of the Centre dated 9 September 2019.

“Licence Period”	means the Term.

“MAL”	means material airlock.

“Manufacturing Office”	means the manufacturing office space forming part of the Module, allocated for COLLABORATOR’s use in accordance with Clause 3, and more particularly described in Schedules 2 and 12.

“Manufacturing Space”	means the manufacturing space forming part of the Module, allocated for COLLABORATOR’s use in accordance with Clause 3, more particularly described in Schedules 2 and 12 and shown in the Plans in Schedule 2.

“Module”	means the specific Manufacturing Space, the Manufacturing Office, and Non-Manufacturing Office each allocated by Catapult under this Agreement for COLLABORATOR’s occupation and use at the Centre for carrying out the Project shown shaded in grey on the Plans, and which will include all fixtures and fittings and plant and machinery located within the Manufacturing Space, the Manufacturing Office and Non - Manufacturing Office, to be set out in the Schedule of Condition and Inventory of Module Fixtures and Fittings immediately prior to occupancy and appended as Schedule 7.

“Necessary Consents”	means all planning permissions and all other consents, licences, permissions, certificates, authorisations and approvals whether of a public or private nature which will be required by any regulatory authority for the Permitted Use

“Non-Manufacturing Office”	means the office space forming part of the Module allocated for COLLABORATOR’s use in Clause 3, the specifications for which are set out in Schedules 2 and 12 and shown on the Plans in Schedule 2.

“Occupation Date”	means the date by which Catapult has materially completed its obligations contained in this Agreement and the Establishment Input Statement that are required to enable COLLABORATOR to physically occupy the Module. For the avoidance of doubt: (i) the Occupation Date shall not be triggered solely by the occupation of the Non-Manufacturing Office if such occupation occurs prior to the material completion of Catapult’s obligations under this Agreement and the Establishment Input Statement and (ii) COLLABORATOR will not have access to the Module until the later of: (a) the date that the Parties have agreed and entered into the QTA or (b) the Occupation Date.

“Office Hours	9am – 5.30pm (UK time) Monday to Friday (inclusive) but excluding bank holidays and public holidays in England.

“On-boarding”	means part of the Establishment Inputs and a process completed by Catapult together with COLLABORATOR involving the risk assessment and regulatory oversight required to bring COLLABORATOR’s manufacturing processes and products into the Centre as referred to in Clause 9.3.1 (b), and more particularly set out at Schedule 6.

“Operational Forum”	means the forum in which COLLABORATOR, Other Collaborators, and Catapult will convene to discuss operations matters connected with the Centre as more particularly described in Clause 9.6 and Schedule 15.

PAL	means personnel airlock.

“Parties”	COLLABORATOR and Catapult; “Party” shall mean either of them, and “Parties” shall mean both COLLABORATOR and Catapult.

“Permitted Use”	means any activity strictly in connection with the performance of the Project.

“Plans”	means the plans of the Module allocated to COLLABORATOR under this Agreement, and of the Centre generally, attached to this Agreement at Schedule 2, Part 4.

“PrAL”	means product airlock.

“Pre-Screen Questionnaire”	means a questionnaire described at Schedule 6 defining the COLLABORATOR Manufacturing Process and Product as part of the COLLABORATOR Selection phase.

“Product Overview Document” or “POD”	means a quality document completed as part of the On-boarding Project defining the COLLABORATOR Manufacturing Process and COLLABORATOR Product.

“Process Transfer”	means an Establishment Input, and the practical transfer of COLLABORATOR equipment and processes into the Centre under the control and responsibility of COLLABORATOR as referred to in Clause 9.3.1 (a) and more particularly set out at Schedule 6.

“Project”	has the meaning given in Recital (C).

“Quality Forum”	means the forum in which COLLABORATOR, Other Collaborators, and Catapult will convene to discuss quality matters connected with the Centre as more particularly described in Clause 9.6 and Schedule 15.

“Quality Management System” or “QMS”	means a collection of business processes and governance structures focused on consistently meeting Regulatory Authority and GMP requirements. The Quality Management System is expressed as an organisational structure, policies, procedures, processes and resources needed to maintain compliance to Eudralex Vol 4, Chapter 1 that are set out in the Quality Technical Agreement, and encompass the contents of Schedule 8 (Warehouse and Procurement Management Provisions), Schedule 9 (Environmental Monitoring), Schedule 10 (IT Infrastructure), Schedule 12 (Module and Centre Specification).

“Quality Technical Agreement” or “QTA”	means the agreement between the Parties governing the quality aspects of the Centre that are comprised in the Quality Management System (as it may be amended from time to time)

“Quarter”	means a period of three months commencing on 1 January, 1 April, 1 July, or 1 October; and “Quarterly” shall be construed accordingly.

“Receiving Party”	has the meaning given in the definition of “Confidential Information”.

“Registered Rights”	means patents, registrable design rights, trademarks, and all other registered Intellectual Property.

“Regulatory Authority”	means the competent authority for each country or for any relevant grouping of countries legally responsible for authorising the sale or supply of human pharmaceutical products in that country or group of countries.

“Restricted Access Area(s)”	means the parts of the Centre accessible only by Catapult personnel marked in pink on the Plan.

“Shared Restricted Access Area”	means the areas shared between the Manufacturing Space and an adjacent manufacturing space belonging either to COLLABORATOR or to another Collaborator marked in turquoise on the Plans.

“Supplies”	means water, gas, air, foul and surface water, drainage, electricity, oil, telephone, heating, telecommunications, internet, data communications and similar supplies or utilities.

“Steering Committee”	the representatives of the COLLABORATOR and Catapult appointed as set out in Clause 9.5.

“Technology Transfer”	means the transfer of COLLABORATOR’s existing production and/or manufacturing processes into the Module which is divided into On - boarding and Process Transfer.

“Term”	means the period specified in Clause 17 .1.

“Termination Date”	means the date on which this Agreement expires or terminates for any reason.

“Third Party”	means any person other than a Party or its Affiliates.

“Uninsured Risks”	means any of the following:

(a) a risk not included in the definition of the Insured Risks;

(b) any one or more of the Insured Risks against which the Catapult has not insured (or in respect of which there is a partial exclusion to the extent that the partial exclusion applies) because such insurance is not ordinarily available in the London insurance market; or

(c) any one or more of the Insured Risks which ceases to be an Insured Risk by reason of the Catapult’s act or omission.

“Warehouse and Procurement Management Provisions”	means the standards and obligations relating to the management of the warehouse set out at Schedule 8.

“UPS”	means uninterruptable power supply.

“Validation”	means documenting the way in which the equipment, facility or system used in a ‘process’ will result in an output meeting its specifications and predetermined quality attributes.

“Year”	means the financial year ending 31 March.

1.2	In this Agreement, unless otherwise specified:

1.2.1	references to Clauses and Schedules are to the clauses of, and schedules to, this Agreement;

1.2.2	headings are for convenience only and do not affect the interpretation of this Agreement;

1.2.3

references to a person includes a body corporate or unincorporated body, and references to a company includes any company, corporation or other body corporate, wherever and however incorporated or established;

1.2.4	unless the context otherwise requires, words in the singular will include the plural and vice versa;

1.2.5	references to approvals or notices being “in writing” or “written” will include email;

1.2.6	any reference to a statute or statutory provision is a reference to it as amended, extended, re-enacted and/or replaced from time to time; and

1.2.7	‘including’ means ‘including but not limited to’ and ‘include’ and ‘includes’ will be construed accordingly.

2.	CONDUCT OF THE PROJECT

The Parties will undertake the Project in accordance with the provisions of this Agreement.

3.	OCCUPATION OF THE MODULE

Catapult permits COLLABORATOR to occupy the Module on the terms set out in Schedule 2 for the Term with the benefit of the rights set out in Schedule 2 and subject to the rights reserved in Schedule 2.

4.	MODULE SPECIFICATION

4.1	Catapult will ensure the Manufacturing Space will be in accordance with the specifications at Schedule 12 Part A.

4.2	Catapult will ensure the Manufacturing Office and Non-Manufacturing Office will be in accordance with the specifications at Schedule 12 Part B.

5.	CENTRE SPECIFICATIONS

The Centre is an MHRA-licensed GMP-compliant facility comprising the facilities set out at Schedule 12, Part C. Catapult has conducted a gap analysis of its Quality Management System against US current good manufacturing practice (cGMP) regulations (21 CFR parts 210 and 211) and Catapult plans to consult with the United States Food and Drug Agency regarding the Centre’s compliance.

6.	COMMISSIONING AND QUALIFICATION OF THE CENTRE

6.1

In advance of COLLABORATOR being granted access to the Manufacturing Space and subject to Clause 7, Catapult will test equipment, facilities and/or plant which is Catapult owned or controlled and installed in order to verify it functions according to its design objectives or specifications (“Commissioning”).

6.2	Commissioning will not cover the formal qualification of manufacturing systems or manufacturing process equipment but will include the static and dynamic commissioning of the following:

6.2.1	the Building Management System (BMS);

6.2.2	the Quality Control Area HVAC

6.2.3	the electrical supply (single and three phase);

6.2.4	the boilers;

6.2.5	the chiller;

6.2.6	HVAC;

6.2.7	lighting – including emergency lighting;

6.2.8	back-up generator;

6.2.9	UPS systems;

6.2.10	door interlocks;

6.2.11	pharmaceutical grade gas supplies (air, oxygen, carbon dioxide and nitrogen);

6.2.12	CCTV;

6.2.13	fire alarm;

6.2.14	LN2 / Low level, temperature and oxygen monitors;

6.2.15	drainage; and

6.2.16	appropriate IT Infrastructure (including cable network, switches, and server rooms).

6.3

Where appropriate, Catapult will qualify the building, systems and equipment that form part of the Centre, and this will extend to installation qualification, operational qualification, and performance qualification of all GMP direct impacting systems and integral equipment (“Qualification”). The basis for this Qualification and results obtained as related to shared areas (including Shared Restricted Access Area) and the COLLABORATOR Module will be shared with quality representatives for COLLABORATOR on request.

6.4

Formal Qualification will be undertaken (which includes installation qualification and operational qualification) concurrent with leveraging the output of facility Commissioning. Performance qualification will only occur subsequent to the completion of Commissioning, installation qualification and operational qualification. Performance qualification will only be applied to those Inputs, systems and items of equipment that have been identified as having direct impact on product quality according to a formal system level impact assessment. These include, but are not necessarily limited to:

6.4.1	Manufacturing Space and all additional air locks HVAC

6.4.2	Warehouse HVAC

6.4.3	Environmental Monitoring System (EMS) and environmental monitoring equipment (viable air sampler, non-viable particulate monitors); Technical area HVAC

6.4.4	Carbon dioxide system

6.4.5	Nitrogen gas system

6.4.6

Liquid nitrogen system, storage tanks (PQ will be carried out in conjunction with a collaborator) and shared Controlled Rate Freezing equipment (COLLABORATOR will be responsible for their own cycle development and PQ)

6.4.7	Oxygen system

6.4.8	Compressed air system

6.4.9

Module Pass through vapour phase hydrogen peroxide (VHP) hatches/chambers. The VHP pass through hatch and VHP decontamination chambers generic cycles will be developed with the supplier by Catapult and qualified. COLLABORATOR will be responsible for their own cycle development and PQ

6.4.10	Module Pass through VHP generators (supporting VHP pass through hatches and VHP decontamination chamber)

6.4.11	Cold room, fridges, freezers (PQ will be carried out in conjunction with COLLABORATOR)

7.	PROCESS AND PRODUCT

7.1	VALIDATION

7.1.1	Process Validation is entirely the responsibility of COLLABORATOR.

7.1.2

Where COLLABORATOR has completed a Technology Transfer of COLLABORATOR’s Manufacturing Process to the Module, then COLLABORATOR’S Manufacturing Process validation will be the sole responsibility of COLLABORATOR.

7.2	PROCESS AND PRODUCT AMENDMENT

7.2.1

Catapult confirms that it approved the information contained in the initial POD provided as part of the On-boarding Project as describing the COLLABORATOR Manufacturing Process and COLLABORATOR Product that can and may be developed, implemented, and manufactured in the Module by COLLABORATOR. The initial COLLABORATOR Product provided as part of the On-boarding Project has been included in the QTA Product List, and, therefore, constitutes a COLLABORATOR Product. It further confirms that such approval of COLLABORATOR Product will remain valid during the Term on the condition that no amendments are made at a later stage.

7.2.2

The COLLABORATOR Product and COLLABORATOR Manufacturing Process will be again vetted and approved in advance of occupation as part of the On-boarding process. In the event the On-boarding process reveals any variations and/or additions to the information contained in the POD (“Product or Process Modifications”) these will be considered in accordance with the following procedure and in meeting the requirements of the QTA:

7.2.2.1	COLLABORATOR must notify Catapult in writing of its application for the intended changes (the “Notification”);

7.2.2.2

In response, Catapult will apply the principles under Clause 7.2.3. If the requested Product or Process Modifications meet the requirements of these principles, and are therefore capable of introduction, Catapult will always endeavour to approve the earliest date feasible for introduction, allowing for logistical constraints, and the competing interests of Other Collaborators in existence at the time of request (the “Introduction Date”); and

7.2.2.3

Catapult will confirm the outcome of the application of the criteria in Clause 7.2.3 and, if applicable, of the Introduction Date in writing to COLLABORATOR as soon as it is able to from the date of notification under Clause 7.2.2.1, but in any event within 30 calendar days of receipt of Notification by Catapult. Where Catapult indicates that the Modifications will not be permitted, it will identify the reasons why such Notification has been refused.

7.2.3

Catapult will permit (a) new COLLABORATOR Product(s), and/or COLLABORATOR Manufacturing Process(es) or COLLABORATOR modification(s) to such COLLABORATOR Product(s) or COLLABORATOR Manufacturing Process(es) if:

7.2.3.1	The new or modified COLLABORATOR Product(s), and/or COLLABORATOR Manufacturing Process(es) meet the requirements of the QTA;

7.2.3.2	The proposed product(s) is/are not a restricted product listed at Clause 7.3;

7.2.3.3	It does not affect Catapult’s ability to comply with GMP or GMP Requirements;

7.2.3.4	It does not compromise the safety of the Centre, or that of any Other Collaborator;

7.2.3.5	It does not place an additional, unreasonable demand on the resources of Catapult personnel and their ability to operate the Centre;

7.2.3.6	It does not interfere with the Catapult’s, COLLABORATOR’s, or any Other Collaborator’s compliance with their respective legal duties; and/or

7.2.3.7	It can be accommodated in the Centre, taking into account the overall capacity of the Centre.

7.2.4

In the event that COLLABORATOR does not agree with the outcome of Catapult’s application of the principles under Clause 7.2.3, the matter will be referred to the Steering Committee for resolution, and if no agreement is reached within a reasonable period, then the Parties will comply with the Expert Determination procedure set out in Schedule 13.

7.3	RESTRICTED PRODUCTS

COLLABORATOR will not be permitted, and Catapult undertakes that it will not allow any Other Collaborator to produce or utilise in their process the following products in the Centre (unless prior agreement is sought from All Collaborators by Catapult):

•	B-Lactam antibiotics (other than under conditions approved by Catapult as agreed in the Pre-Screen Questionnaire)

•	Other highly sensitising antibiotics

•	Pathogenic Organisms (Containment Level 3 or 4)

•	GMO 3 and above

•	Radiopharmaceuticals

•	Ectoparasiticides

•	Sources of ionising radiation (but excluding low energy laboratory scale X-irradiators which have been assessed and approved by Catapult)

8.	CONTRIBUTIONS

8.1

A risk and capital contribution will be charged throughout the Term calculated at the rate of 10% of each Contribution, except for the Facility Contribution and Business Rates. The risk and capital contribution will remain fixed at the rate of 10% throughout the Term. VAT, if applicable, will be added to all Contributions.

8.2

The Parties acknowledge that on signature of the Letter Agreement COLLABORATOR made a reservation contribution to Catapult of £200,000.00. As a result, Catapult will reduce the aggregate of all Contributions due from COLLABORATOR on the Occupation Date by this amount.

8.3

Any changes to the Contributions (other than the Facility Contributions which are fixed for the Term) will be made once per year between 01 December and 31 January based on the new annual budget which will be discussed at the Operational Forum.

8.4	COLLABORATOR will make the following Contributions to the costs of the Collaboration:

8.4.1	subject to Clauses 8.1 to 8.3, from the Occupation Date, the Facility Contribution, payable quarterly in advance;

8.4.2

subject to Clauses 8.1 to 8.3, from the Occupation Date, for each module occupied by COLLABORATOR, one-fifth of the total costs chargeable against the modules in Level 2 of the Centre in the form of Business Rates, payable quarterly in advance.

8.4.3	the Activity Related Input Contributions as the costs are incurred, by COLLABORATOR and payable within 30 days of an invoice

8.4.4

subject to Clauses 8.1 to 8.3, from the Occupation Date, the Integral Input Contributions are payable quarterly in advance and calculated in accordance with the following provisions of Clauses 8.4.4 (a), (b), (c), (d), and (e):

(a)	COLLABORATOR’s Integral Input Contribution from the Occupation Date until 31 March 2020 is as provided in Schedule 3.

(b)	COLLABORATOR’s Estimated Integral Input Contribution for the Year commencing 01 April 2020 is as provided in Schedule 3.

(c)

Prior to the start of each Year, from and including the Year commencing 01 April 2021, Catapult will reasonably estimate the Integral Input Costs for such Year at Full Occupation (the “Integral Inputs Costs Estimate”), which it will provide to COLLABORATOR. COLLABORATOR will be responsible for a fixed proportion of those costs, such proportion to be based on a 10.25% share of the Integral Input Costs Estimate. For the sake of clarity, contributions for the differently specified modules on the Ground Level will be based on a 9.75% share of the Integral Input Costs Estimate.

(d)

The Centre will be deemed to have achieved Full Occupation when ten (10) or more modules have been in concurrent occupation (“Full Occupation”) for a full Year. For each Year in which Full Occupation is achieved and maintained throughout that Year, a reconciliation will take place at the end of each Year, and a refund made to or further contribution will be made by COLLABORATOR with respect to its share of the actual total Integral Input Costs incurred. Such refund or further contribution will be based on the difference between the Integral Input Contributions paid by COLLABORATOR, and 10.25 percent of the actual Integral Input Costs incurred for the period of the collaboration during that Year

(e)

The Centre will be deemed to have moved out of Full Occupation when less than ten (10) modules have been occupied for a complete Year. After Full Occupation, prior to the start of each Year Catapult will reasonably estimate the Integral Input Costs to operate the Centre based on the anticipated occupation, which it will provide to COLLABORATOR. All Collaborators will be responsible either (i) an equal share of those estimated Integral Input Costs at the anticipated occupation, adjusted such that contributions for modules on Level 2 are 5% higher than those for modules on the Ground Level or (ii) the annual Integral Input Contributions paid in the Year commencing April 2020 (adjusted annually pro rata for (i) inflation, (ii) increases in costs imposed by any Third Party suppliers of Integral Inputs and (iii) changes in the Integral Inputs agreed between Catapult and All Collaborators).

8.4.5	The Establishment Input Contributions will be payable directly to Catapult as detailed in the Establishment Input Statement.

8.4.6	All contributions payable by COLLABORATOR to Catapult pursuant to this Agreement will be payable within thirty (30) days of receipt of an invoice by COLLABORATOR for such contributions.

8.5

Catapult will use reasonable endeavours to ensure the Occupation Date is not later than the Expected Occupation Date. In the event the Occupation Date is not achieved by the Expected Occupation Date, Facility Contributions, Business Rates and Integral Input Contributions will only accrue on a pro rata basis from the Occupation Date.

8.6

By being part of the Centre, COLLABORATOR has access to the wider Catapult supporting infrastructure which includes, but is not limited to, reimbursement support, clinical trial support, process development capability, and regulatory and market access consultancy expertise. The cost of such supporting inputs are to be agreed through separate negotiation and contractual agreement.

8.7

Catapult undertakes to keep full and proper books of account and records in accordance with relevant accounting standards relating to the Integral Input Contributions and the Establishment Input Contributions. In addition COLLABORATOR will be provided with the opportunity to comment on such planned expenditure and consensus sought through participation in the Collaborator Forums (although for clarity, Catapult reserves its discretion in exercising its professional judgment in relation to making any final decisions with respect to the Integral Inputs and Contributions, Activity Related Input Contributions and Establishment Input Contributions incurred, while being consistent with the objectives set out in the terms of reference for the Collaborator Forums, particularly with respect to maintaining a suitable level of services required for robust operation of a licensed facility suitable for late stage clinical and commercial manufacture of ATMPs in the most economical way).

8.8

At the beginning of each Year during the Term Catapult will provide to All Collaborators a budget setting out all anticipated contributions for the Year with respect to Integral and Activity Related Inputs to be provided in that Year. In addition to this, from the date Full Occupation is achieved, a quarterly statement will be provided to All Collaborators in the Centre comparing actuals to the budgeted amounts.

8.9

Catapult will use reasonable commercial efforts to minimise facility downtime and to plan any such downtime so as to minimise business impact for COLLABORATOR. Catapult will use reasonable commercial efforts to ensure that as much notice as possible is provided for the four-week window in which the annual shutdown is planned and the two week window in which the semi-annual shutdowns are planned, with the exact date of these shut-downs being confirmed by Catapult with at least 4 months’ notice to COLLABORATOR. Where advance planning/notification is not possible (ie in cases where notification of less than 4 months is provided) due to emergencies or critical/urgent issues, the maximum possible notice will be given and finalisation of the schedule will only happen after consultation with COLLABORATOR.

9.	CATAPULT INPUTS, FACILITIES AND SUPPORT

The operation of the Centre is dependent on a range of critical inputs split between:

(i) Integral Inputs are inputs Catapult, using its reasonable judgment considers as fundamental to the operation of the Centre and that All Collaborators will draw on, but not necessarily in equal measure. Integral Inputs may be varied from time to time by Catapult, after prior discussion and consideration of concerns raised by COLLABORATOR and Other Collaborators in the Operational Forum, in order to cater for the common, but not necessarily universal requirements of the COLLABORATOR and Other Collaborators in the Centre. Where COLLABORATOR’s utilisation of Integral Inputs is materially in excess of COLLABORATOR’s proportional contribution, COLLABORATOR may be required to enter into an additional input agreement

(ii) Activity Related Inputs are inputs that are dependent on COLLABORATOR’s manufacturing processes and activity.

It is a condition of the collaboration that the Integral Inputs, Establishment Inputs and Activity Related Inputs will be procured through Catapult.

(iii) Additional Inputs are inputs COLLABORATOR requires Catapult to contribute to the Project. These will be arranged through the completion of an Additional Input Agreement in the form set out at Schedule 16 (“Additional Input Agreement”). Once signed by both Parties, the Additional Input Agreement will amend this agreement and an Additional Input will be deemed appended to the list of Additional Inputs at Clause 9.4 and any associated contributions from COLLABORATOR in consideration of the Additional Inputs will be deemed as having been inserted at Schedule 3.

(iii) Establishment Inputs which are activities to be performed by Catapult, in conjunction with COLLABORATOR, to support the On-boarding Project.

9.1	Catapult will provide the following Integral Inputs:

9.1.1	The Quality Management System and supporting quality assurance function assuring all GMP services contributed by Catapult are maintained in compliance with GMP Requirements;

9.1.2	management and governance of the Quality Management System GMP compliance process;

9.1.3	GMP regulatory compliance of the Centre, including handling of associated MHRA compliance governance activity such as routine audits inspections, subject to the following provisions:

(a)

From the Occupation Date, if any activity required to ensure GMP regulatory compliance of the Centre, including the handling of associated MHRA compliance governance activity such as inspections (“MHRA Compliance Activity”) impacts any COLLABORATOR Product and/or any COLLABORATOR Manufacturing Process, then the interactions with the MHRA related to such activity will be led by COLLABORATOR with assistance being provided by Catapult. COLLABORATOR will be entitled to nominate representatives to coordinate and accompany all inspections involved in such MHRA Compliance Activity on COLLABORATOR’s behalf;

(b)

If any MHRA Compliance Activity required as a result of COLLABORATOR activity in the Module or Centre impacts on any Catapult personnel, Other Collaborator personnel, Catapult activity within the Centre, Other Collaborator(s), or any part of the Centre other than the Module, then the interactions with the MHRA related to such activity will be led by Catapult and assisted by COLLABORATOR. During inspections, Catapult will be entitled to nominate representatives to coordinate and accompany all MHRA activity in this paragraph on Catapult’s behalf; and

(c)

To the extent any MHRA Compliance Activity impacts on COLLABORATOR use of the Module or performance of the COLLABORATOR Manufacturing Process, Catapult will notify COLLABORATOR of such MHRA Compliance Activity and keep COLLABORATOR informed of the progress and communication relevant to such MHRA Compliance Activity.

9.1.4	insurance as described in Clause 19;

9.1.5	safety systems and equipment such as emergency light testing, fire extinguishers, health and safety equipment outside the Manufacturing Space, and associated safety audits;

9.1.6	a managed reception within Office Hours, and the provision of a mechanism for COLLABORATOR to access the Module at any time;

9.1.7	all utilities necessary for the operations of the Centre (but not the Manufacturing Space) as set out in Schedule 14;

9.1.8	support for IT Infrastructure; for the avoidance of doubt, this does not include applications support for COLLABORATOR;

9.1.9

hosting, maintenance and administration of all Catapult IT systems (BMS, EMS, eQMS, LIMS and WMS) plus all required access rights for IT systems required primarily for Centre functions and required even when no Collaborators are in occupation (BMS, EMS);

9.1.10	receipt of incoming patient material and starting material into the Centre within Office Hours;

9.1.11	a system for booking in and managing COLLABORATOR owned inventory for raw materials, consumables, product contact materials and excipients within the warehouse;

9.1.12	short term intermediate and final drug product and drug substance storage subject to terms to be agreed;

9.1.13	out of hours call out system for all facilities alarms (bar the Manufacturing Space alarms);

9.1.14	cleaning and disinfection of all areas outside of the Manufacturing Space and outside of any Quality Control laboratory space occupied by any collaborator;

9.1.15

(save with respect to the Manufacturing Space which is provided for in Clause 9.2.1 and for any Quality Control laboratory space occupied by any collaborator)) perform environmental monitoring in the form of viable and non-viable particulate monitoring required to demonstrate maintenance of the appropriate environmental classifications;

9.1.16	access to a controlled rate freezer and allocated short term storage capacity at the following temperatures: controlled room temperature, 2-8°C, -20°C, -80°C and both liquid and vapour phase nitrogen;

9.1.17

Catapult will maintain the process gas distribution system, including replacement of the filters to the header into the Module (for the avoidance of doubt, COLLABORATOR is responsible for any required point of use filter);

9.1.18	Toilet provision and services in relation to toilets available for COLLABORATOR use;

9.1.19	Security input as required for general security of Centre;

9.1.20	relationship management;

9.1.21	kitchen areas and vending machines for snacks, hot and cold drinks within the Centre;

9.1.22	a dedicated secure, unfurnished Manufacturing Office and a Non-Manufacturing Office per Module; and

9.1.23

any other Inputs which Catapult, using its reasonable judgment, considers as fundamental to the operation of the Centre and that the COLLABORATOR and all Other Collaborators will draw on in, albeit not necessarily inequal measure.

As part of the Integral Inputs, Catapult will ensure compliance with Applicable Laws and GMP Requirements in relation to the Restricted Access Areas, the Shared Restricted Access Areas and the Accompanied Access Areas, and will enforce its rights against All Collaborators to require their compliance with Catapult policies regarding the Restricted Access Areas, the Shared Restricted Access Areas and the Accompanied Access Areas. Should any default by any third-party Collaborator be identified by Catapult, Catapult will respond to such default as set out under the terms of the QTA.

9.2	Catapult will provide the following Activity Related Inputs:

9.2.1

perform environmental monitoring in the form of viable monitoring and non-viable particulate monitoring required to demonstrate maintenance of the appropriate environmental classifications, including undertaking remote non-viable sampling in the Manufacturing Space, provided that the COLLABORATOR is responsible for performing viable sampling in the Manufacturing Space which will then be processed by Catapult;

9.2.2	measured electrical power to the Manufacturing Space;

9.2.3	upon request of COLLABORATOR, Manufacturing Space decontamination;

9.2.4	a measured supply of pharmaceutical grade oxygen, nitrogen, carbon dioxide, and air.

9.2.5	routine maintenance for the air handling system, including ULPA and HEPA filter changes

9.2.6	gowning for Catapult staff providing services to the Collaborators, (COLLABORATOR gowning is ordered by COLLABORATOR from Catapult warehouse stock);

9.2.7	Leased telephone line with a data package from the supplier if required;

9.2.8	transfer of decontaminated clinical, biological and hazardous chemical liquid waste from the liquid waste staging area and arrange its removal from the Centre by appropriately licensed contractors;

9.2.9	transfer of decontaminated clinical and biological solid waste from the solid waste staging area and arrange its removal from the Centre by appropriately licensed contractors;

9.2.10	packing, and dispatch as described in Schedule 8;

9.2.11	warehouse movements over and above a fair usage level, such level to be defined prior to the Occupation Date

9.2.12	access rights to Catapult IT systems required for COLLABORATOR activity within the module: eQMS, LIMS, WMS;

9.2.13	warehouse personnel to receive incoming patient material and starting material into the Centre outside of Office Hours, with notice and subject to terms of an Additional Input Agreement,

9.2.14

provision of Quality Assurance inputs to support for COLLABORATOR operation within the Module; in terms of handling non-process related deviations, Quality Events and planned changes, cleanroom environmental excursions, governance of Catapult generated GMP data provided to COLLABORATOR, providing GMP documentation to support QP certification of Drug Product;

9.2.15	engineering and maintenance support for COLLABORATOR operation within the Module.

9.3	Catapult will provide the following Establishment Inputs:

9.3.1	Catapult will work in cooperation with COLLABORATOR to define and implement an agreed strategy for Technology Transfer, made up of:

(a)	Process Transfer: defining, implementing and/or supporting conduct of Process Transfer, but such process under the control and responsibility of COLLABORATOR, and

(b)

On-boarding: the Parties agree the process is summarised in Schedule 6, but that the precise break down of responsibilities and the processes will be defined and agreed in the Establishment Input Statement.

9.3.2	Catapult will clean and decontaminate the Manufacturing Space and ensure the Manufacturing Space is operating at the specified cleanliness grade prior to COLLABORATOR occupation;

9.3.3	Catapult will decontaminate the Manufacturing Space at termination of the contract; and

9.3.4

Catapult will select and authorise all Collaborators and ensure their processes and procedures meet the minimum standards required by Catapult, such standard in each case sufficient to meet the requirement of this Agreement including GMP.

9.4	Additional Inputs

Additional Inputs to be listed once the process is completed in accordance with Clause 9 (iii) above.

9.5	Steering Committee

The Parties will each nominate two representatives who will form the steering committee for the Project (“Steering Committee”). Where possible the representatives from both Parties will be the same as those serving on the steering committee for the On-boarding Project. The Steering Committee will meet (by telephone or in person) as required to discuss matters relating specifically to the COLLABORATOR and/or the Project (such as changes to Contributions and Inputs, staffing updates, collaboration performance and resolution of issues). The Steering Committee will also participate in dispute resolution as set out in Clause 33 as required.

9.6	Collaborator Forums

Catapult undertakes to COLLABORATOR it will ensure that the Collaborator Forums take place in accordance with the frequencies, the parameters, and all other terms set out in Schedule 15.

9.7	Catapult Inputs: Failure or Prevention in Performance

9.7.1

If COLLABORATOR’s performance of its obligations under this Agreement is prevented or delayed by any act or omission of Catapult, its agents, sub-contractors or employees, COLLABORATOR will not be liable for any costs, charges or loss sustained or incurred by Catapult arising directly or indirectly from such prevention or delay.

9.7.2

If Catapult delays or does not perform its responsibilities under this Agreement that directly impact COLLABORATOR’S ability to develop the COLLABORATOR Manufacturing Process or to produce the COLLABORATOR Product within the Centre, Catapult will be notified in writing and will be afforded the opportunity to resolve the issue within four (4) weeks. If both parties are in agreement that (i) Catapult cannot perform its relevant responsibilities within four (4) weeks of notification and (ii) there is an alternative route to perform Catapult’s responsibilities within a shorter timeframe, then COLLABORATOR, directly or through a third-party, may perform such responsibilities in its place (within the Centre) and Catapult will compensate COLLABORATOR for any reasonable costs it incurs in discharging such responsibilities on Catapult’s behalf.

10.	COLLABORATOR RESPONSIBILITIES

10.1

The European Regional Development Fund (ERDF) supported the project to establish Catapult’s operations on Level 2 of the Centre. COLLABORATOR will support Catapult in fulfilling ERDF administrative requirements, including completion of ERDF forms containing COLLABORATOR company information and confirming acceptance of de minimis state aid.

10.2	COLLABORATOR will, and will ensure that COLLABORATOR Personnel will, comply with the following COLLABORATOR Responsibilities:

10.2.1	abide by the Code of Conduct and all other guidelines and protocols in force from time to time at the Centre;

10.2.2

perform health and safety and quality risk assessments for all materials and processes before such materials and processes enter or are carried out in (as applicable) the Manufacturing Space and provided always that such materials and processes have first been authorised by Catapult and provide copies of such risk assessments to Catapult on request;

10.2.3

handle all large volume liquid waste (such as culture media and buffers) and decontaminate it in-situ within the cleanroom before securely and safely transferring it to the handling area in the Centre (as designated by Catapult from time to time);

10.2.4

collect all small volume liquid waste in a sealable container within the Manufacturing Space and decontaminate it in-situ before removing it from the cleanroom via the MAL out to a waste staging and disposal area;

10.2.5	remove all solid waste from the cleanroom via the MAL out to a staging area for removal by the Catapult;

10.2.6	maintain and implement in accordance with Catapult’s standard operating procedures cleaning regimes for the Manufacturing Space;

10.2.7	unless otherwise agreed with Catapult, define and implement Process Transfer;

10.2.8	perform as required by Catapult all appropriate environmental monitoring within the Manufacturing Space and make the plates available to Catapult for analysis;

10.2.9	obtain, and maintain insurance in accordance with Clause 19; and

10.2.10	comply with its obligations under the QTA.

10.3

If Catapult’s performance of its obligations under this Agreement is prevented or delayed by any act or omission of COLLABORATOR, its agents, sub-contractors or employees, Catapult will not be liable for any costs, charges or loss sustained or incurred by COLLABORATOR arising directly or indirectly from such prevention or delay.

10.4

If COLLABORATOR delays or does not perform its responsibilities under this Agreement, Catapult may perform such responsibilities in its place and COLLABORATOR will compensate Catapult for any costs it incurs in discharging such responsibilities on COLLABORATOR’s behalf.

11.	BACKGROUND INTELLECTUAL PROPERTY

11.1

Subject to the provisions of this Agreement, COLLABORATOR hereby grants to Catapult a non-exclusive, fully paid-up, royalty-free, licence, under COLLABORATOR’s Background Intellectual Property solely for use in connection with the Project.

11.2

Subject to the provisions of this Agreement, Catapult hereby grants to COLLABORATOR a non-exclusive, fully paid-up, royalty-free, licence, under Catapult’s Background Intellectual Property to undertake the Project.

11.3

From the Termination Date, such license will extend to permit COLLABORATOR to replicate the Module, or in the alternative, to such extent as required to enable COLLABORATOR to otherwise replicate the COLLABORATOR Manufacturing Process, or to produce the COLLABORATOR Product, provided it is acknowledged that COLLABORATOR, at its own cost, will need to procure the consents required to use any Third Party Intellectual Property Rights forming any part of the following items that constitute the overall Catapult Background Intellectual Property for use outside the Centre: the Electronic Quality Management System, the Laboratory Information Management System, Warehouse Management System and Environmental Monitoring System (it is acknowledged Catapult cannot procure the grant of such rights and that if COLLABORATOR does not procure such rights that Catapult accepts no liability whatsoever for claims resulting from breaches of any Third Party Intellectual Property Rights resulting from such inaction).

11.4

This Agreement does not affect the ownership of any Intellectual Property in any Background Intellectual Property, Know-how, or materials of a Party. Each Party will retain the sole and exclusive ownership rights in and to its Background Intellectual Property and except for the license granted to Catapult in Clause 11.1 and to COLLABORATOR in Clause 11.2, nothing in this Clause 11 will be construed as giving to either Party any rights to use any Background Intellectual Property of the other Party other than as expressly granted by this Agreement. Each Party will treat any other Party’s Background Intellectual Property as Confidential Information belonging to that other Party.

12.	FOREGROUND INTELLECTUAL PROPERTY

12.1

All Foreground Intellectual Property excluding Catapult Foreground Intellectual Property (as defined in Clause 12.2 below), whether or not it is capable of being a Registered Right will be deemed to be the sole property of COLLABORATOR, regardless of which Party created such Foreground Intellectual Property. COLLABORATOR Foreground Intellectual Property will constitute Confidential Information belonging to COLLABORATOR. COLLABORATOR may take such steps as it may decide from time to time, and at its own expense, to register and maintain any protection for the Foreground Intellectual Property, including filing and prosecuting patent applications. Catapult will ensure that its employees involved in the creation of the Foreground Intellectual Property give COLLABORATOR such assistance as COLLABORATOR may reasonably request in connection with the registration and protection of the Foreground Intellectual Property, including filing and prosecuting patent applications, and taking any action in respect of any alleged or actual infringement of the Foreground Intellectual Property (for clarity, any costs connected with such assistance will be borne by COLLABORATOR).

12.2

All Foreground Intellectual Property that constitutes an Improvement to the Catapult Background Intellectual Property will be owned by Catapult (“Catapult Foreground Intellectual Property”). Subject to COLLABORATOR meeting the conditions under Clause 11.3, enabling Catapult to grant a license to the Catapult Background IP forming part of any Catapult Foreground Intellectual Property to be licensed under this clause, Catapult grants to COLLABORATOR a non-exclusive, fully paid-up, royalty-free, worldwide, sub-licensable licence under the Catapult Foreground Intellectual Property to undertake the Project.

Subject to COLLABORATOR meeting the conditions under Clause 11.3, from the Termination Date, such license will extend to permit COLLABORATOR to replicate the Module, or in the alternative, to such extent as required to enable COLLABORATOR to otherwise replicate the COLLABORATOR Manufacturing Process, or to produce the COLLABORATOR Product.

Any costs associated with the licence of any Intellectual Property to COLLABORATOR under this Clause 12.2 will be borne by COLLABORATOR.

12.3

To the extent that any Catapult Foreground Intellectual Property is capable of prospective assignment, COLLABORATOR now assigns the Catapult Foreground Intellectual Property to Catapult; and to the extent any Catapult Foreground Intellectual Property cannot prospectively be assigned, COLLABORATOR will assign such Catapult Foreground IP to Catapult as and when they are created, at the request of Catapult.

12.4

To the extent that any COLLABORATOR Foreground Intellectual Property is capable of prospective assignment, Catapult now assigns COLLABORATOR Foreground Intellectual Property to COLLABORATOR; and to the extent any COLLABORATOR Foreground Intellectual Property cannot prospectively be assigned, Catapult will assign such COLLABORATOR Foreground Intellectual Property to COLLABORATOR as and when they are created, at the request of COLLABORATOR.

12.5

Catapult shall have no rights to COLLABORATOR Foreground Intellectual Property developed by COLLABORATOR during its use of the Module, unless any part of the COLLABORATOR Foreground Intellectual Property is directed to and focused on enabling or facilitating Catapult to run the Centre, in which case COLLABORATOR will grant Catapult an irrevocable, non-exclusive, sub-licensable, royalty free and perpetual license to such COLLABORATOR Foreground Intellectual Property.

13.	CONFIDENTIAL INFORMATION

13.1	The Receiving Party undertakes:

13.1.1	to maintain as secret and confidential all Confidential Information of the Disclosing Party and its Affiliates;

13.1.2

where the Receiving Party is Catapult, to use such Confidential Information only for the purposes of making the Centre, Module and Inputs available to COLLABORATOR in accordance with this Agreement and the QTA and for exercising its rights under this Agreement and the QTA, or where the Receiving Party is COLLABORATOR, for the purpose of exercising its rights, and complying with its obligations, under this Agreement and the QTA (in each case, a “Permitted Purpose”, and together, the “Permitted Purposes” as it applies to each Party); and

13.1.3

Subject to Clause 13.3, to disclose such Confidential Information only to those of its employees, officers, contractors, consultants, advisors, legal counsel, Affiliates and sub-licensees pursuant to this Agreement (if any) to whom and to the extent that such disclosure is reasonably necessary for the Permitted Purposes. For clarity, notwithstanding the foregoing, Catapult shall not disclose COLLABORATOR’s or its Affiliates’ Confidential Information (or the Confidential Information of any other entity with which COLLABORATOR or any of its Affiliates is in business negotiations or has contracted or to which it owes a duty of confidence) to any Other Collaborator(s).

13.2	The provisions of Clause 13.1 shall not apply to Confidential Information if and to the extent that the Receiving Party can demonstrate by reasonable, written evidence:

13.2.1

the Receiving Party is required to disclose (and so discloses) to the courts of any competent jurisdiction, or to any government regulatory agency or financial authority, provided that the Receiving Party shall (i) inform the Disclosing Party as soon as is reasonably practicable, and (ii) at the Disclosing Party’s request seek to persuade the court, agency or authority to have the information treated in a confidential manner, where this is possible under the court, agency, or authority’s procedures, in which case, if the Confidential Information is treated in a confidential manner by the applicable court, agency or authority, such that it retains its confidential nature, Clause 13.1 shall continue to apply to such Confidential Information; or

13.2.2	was disclosed by COLLABORATOR pursuant to Clause 13.8.

13.3

The Receiving Party shall procure that all of its employees, officers, contractors, consultants, advisors, legal counsel, Affiliates and sub licensees pursuant to this Agreement (if any) who have access to any of the Disclosing Party’s information to which Clause 13.1 applies, shall be made aware of and subject to these obligations and shall be subject to undertakings of confidentiality at least as restrictive as Clause 13.1 and which apply to the Disclosing Party’s Confidential Information before being given access to the Disclosing Party’s or Confidential Information, and the Receiving Party shall be liable to the Disclosing Party for any breach of its employees, officers, contractors, consultants, advisors, legal counsel, Affiliates or sub licensees of the terms of this Clause 13.

13.4

Upon any termination or expiry of this Agreement, the Receiving Party shall return to the Disclosing Party any documents or other materials that contain the Disclosing Party’s Confidential Information, including all copies made, and make no further use or disclosure thereof save that the Receiving Party shall not be obliged to purge or delete Confidential Information of the Disclosing Party from its IT systems that is stored by any automated back-up system, and shall be permitted to retain one (1) copy of all such Confidential information in its legal files solely for purposes of ensuring compliance with the terms of this Agreement, and shall not otherwise use or disclose such Confidential Information.

13.5

For the avoidance of doubt, and in light of Catapult’s objective to disseminate best practices and foster the development of the regenerative medicine sector in the UK, Catapult shall be entitled to publish or otherwise disclose any of its Confidential Information (but excluding the terms of this Agreement), including the Catapult Background Intellectual Property and Catapult Foreground Intellectual Property.

13.6

Catapult (a) will procure that each Third Party contractor or other business partner working under contract with Catapult has agreed in writing to obligations of confidence equivalent to those set out in this Agreement with Catapult in relation to COLLABORATOR’S Confidential Information (and COLLABORATOR’s Affiliates’ Confidential Information (and the Confidential Information of any other entity with which COLLABORATOR or any of its Affiliates is in business negotiations or has contracted or to which it owes a duty of confidence)} and (b) will procure that COLLABORATOR will be given a third party right to enforce such confidentiality provisions without prejudice to COLLABORATOR’s common law rights of enforcement.

13.7

For the purposes of this Agreement, Confidential Information shall also include any confidential information disclosed between COLLABORATOR and Catapult under (a) the Pre-existing CDA (defined in the definition of Confidential Information), and (b) the Letter Agreement relating to the Collaboration between the Parties dated 9 September 2019. In relation to Confidential Information disclosed under these prior agreements, the terms of this Agreement shall supersede the terms in those prior agreements.

13.8

If COLLABORATOR is required to or intends to mention Catapult in financial disclosures, COLLABORATOR shall provide Catapult with a reasonable opportunity to review and comment on any such proposed disclosure

13.9

COLLABORATOR acknowledges and agrees that, subject to Other Collaborators using reasonable efforts to safeguard, secure and keep confidential their own confidential information: (i) in the context of its participation in the Collaborator Forums, it may receive disclosures from one or more Other Collaborators of non-public information corresponding to confidential information of such Other Collaborators; and/or (ii) it may have had disclosed to it or have been granted access to, confidential information of Other Collaborators which COLLABORATOR ought reasonably to have known is the confidential information of another Other Collaborator (“Other Collaborator Confidential Information”). Other Collaborator Confidential Information shall not include information that is/was: (a) already lawfully in the possession of COLLABORATOR and at its free disposal; (b) subsequently disclosed to COLLABORATOR without any obligations of confidence by a Third Party; (c) or becomes generally available to the public through no act or default of COLLABORATOR; (d) independently developed by COLLABORATOR. COLLABORATOR undertakes to refrain from disclosing, to any Third Party, any such Other Collaborator Confidential Information. Other Collaborators shall be entitled to enforce the obligations in this clause 13.9 against COLLABORATOR. Catapult undertakes to procure from every Other Collaborator a comparable undertaking (with the right for COLLABORATOR to enforce) in respect of COLLABORATOR’s Confidential Information disclosed by COLLABORATOR: (A) in the context of its participation in the Collaborator Forums; and/or (B) which COLLABORATOR may disclose or otherwise make available, which would reasonably be understood by Other Collaborators to be COLLABORATOR’s Confidential Information.

14.	WARRANTIES

14.1	All Party Warranties

Each Party warrants, represents and undertakes to the other that, as at the Effective Date:

14.1.1	it has full capacity and authority to enter into and to perform this Agreement;

14.1.2	there are no:

(a)	actions, suits or proceedings pending or, to its knowledge, threatened against or affecting it before any court or administrative body or arbitration tribunal; or

(b)	investigations by any Regulatory Authority pending or, to its knowledge, threatened against or affecting it;

14.1.3	once duly executed, this Agreement will constitute its legal, valid and binding obligations; and

14.1.4	it is not aware of any matters which might adversely affect its ability to perform its obligations pursuant to this Agreement.

14.2	Catapult Warranties

Catapult warrants, represents and undertakes to COLLABORATOR that from the Effective Date until the Termination Date:

14.2.1	it will use reasonable commercial endeavours to ensure it will at all times have the ability and all rights, titles and Necessary Consents to perform its obligations under this Agreement;

14.2.2	comply with its obligations under the QTA;

14.2.3	it will maintain the Lease and perform all of its obligations thereunder;

14.2.4	it will provide the Inputs with all due care and skill and in any event in accordance with Applicable Law; and

14.2.5	it will make available the Centre and the Module in accordance with the provisions of this Agreement and in any event in accordance with all Applicable Law.

14.3	COLLABORATOR Warranties

COLLABORATOR warrants, represents and undertakes to Catapult that from the Effective Date until the Termination Date it will:

14.3.1	use reasonable commercial endeavours to ensure it will at all times have the ability and all rights, titles and Necessary Consents to perform its obligations under this Agreement;

14.3.2	perform both its obligations under this Agreement and all activities in respect of the Project in accordance with all Applicable Law and the Code of Conduct; and

14.3.3	perform COLLABORATOR’s Responsibilities.

14.4	Intellectual Property Warranties

Each Party represents, warrants, and undertakes to the other Party that:

14.4.1

To its knowledge and belief, it has all right, title, and interest in and to its Background Intellectual Property (Subject to the Third Party Intellectual Property Rights in the categories of Catapult Background in Clause 11.3); and

14.4.2

it has not done, and will not do nor agree to do during the continuation of this Agreement, anything that would be inconsistent with the exercise by the other Party of the rights granted to it under this Agreement.

14.5	Except as expressly provided in Clause 11.3 and 14.4, neither Party makes any representation nor gives any warranty or undertaking:

14.5.1	as to the efficacy or usefulness of its Background Intellectual Property;

14.5.2

that the use of any of its Background Intellectual Property or the exercise of any of the rights granted under this Agreement will not infringe any other Intellectual Property or other rights of any other person;

14.5.3

that the use of any of its Background Intellectual Property under or in connection with this Agreement will produce Products of satisfactory or merchantable quality or fit for their intended purpose or that any Product will not have any latent or other defects, whether or not discoverable; or

14.5.4	as imposing any obligation on it to bring or prosecute actions or proceedings against third parties for infringement.

15.	INDEMNITY

15.1	COLLABORATOR agrees to indemnify, and hold Catapult harmless from and against Liabilities that Catapult suffers or incurs arising out of or in connection with:

15.1.1

any claim or proceedings made, brought or threatened against Catapult by a Third Party in respect of the COLLABORATOR Product or COLLABORATOR Manufacturing Process, or when in respect of the Project, whenever a Third-Party claim or proceeding is made, brought or threatened against Catapult because of the negligence, omission or wilful misconduct of COLLABORATOR, its employees, agents, visitors or subcontractors;

15.1.2

any loss of or damage to the tangible property or equipment belonging to a Third Party caused by or resulting from the negligence, omission or wilful misconduct of COLLABORATOR, its visitors, employees, a third party permitted by Catapult to share occupation of the Module under COLLABORATOR’s supervision pursuant to Schedule 2, or COLLABORATOR’s agents or subcontractors;

15.1.3	any costs relating to an investigation, action or proceeding by a Regulatory Authority which arises as a result of COLLABORATOR’s material breach of this Agreement;

15.2

Indemnification of Catapult under Clause 15.1 is conditional upon: (a) the extent that the indemnified claim is caused by or resulting from the negligence, omission or wilful misconduct of Catapult, its employees, agents or subcontractors, or their failure to take any measures as are reasonable in the relevant circumstances to mitigate the loss or damage that has occurred or may occur (in which case any portion of the claim not caused by or resulting from the negligence, omission or wilful misconduct of Catapult, its employees, agents or subcontractors or failure to mitigate will remain valid for indemnification); {b) Catapult promptly, on becoming aware of such claim, notifying COLLABORATOR of the existence of the relevant claim ; (c) Catapult refraining from making any admissions in respect of the relevant claim; and {d) COLLABORATOR having sole control over the defence and/or settlement of the relevant claim.

15.3	Catapult agrees to indemnify, and hold COLLABORATOR harmless from and against Liabilities that COLLABORATOR suffers or incurs arising out of or in connection with:

15.3.1

any claim or proceedings made, brought or threatened against COLLABORATOR by a Third Party in respect of the fabric or the operation of the Centre, and/or in respect of any property within the Centre’s demise, whenever a Third-Party claim or proceeding is made, brought or threatened against COLLABORATOR because of the negligence, omission or wilful misconduct of Catapult, its employees, agents, visitors or subcontractors;

15.3.2

any loss of or damage to the tangible property or equipment belonging to a Third Party caused by or resulting from the negligence, omission or wilful misconduct of Catapult, its visitors, employees, agents or subcontractors;

15.3.3	any costs relating to an investigation, action or proceeding by a Regulatory Authority which arises as a result of Catapult’s material breach of this Agreement;

15.4

Indemnification of COLLABORATOR under Clause 15.3 is conditional upon: (a) the extent that the indemnified claim is caused by or resulting from the negligence, omission or wilful misconduct of COLLABORATOR, its employees, agents or subcontractors, or their failure to take any measures as are reasonable in the relevant circumstances to mitigate the loss or damage that has occurred or may occur (in which case any portion of the claim not caused by or resulting from the negligence, omission or wilful misconduct of COLLABORATOR, its employees, agents or subcontractors or failure to mitigate will remain valid for indemnification); (b) COLLABORATOR promptly, on becoming aware of such claim, notifying Catapult of the existence of the relevant claim ; (c) COLLABORATOR refraining from making any admissions in respect of the relevant claim; and (d) Catapult having sole control over the defence and/or settlement of the relevant claim.

16.	LIMITATION OF LIABILITY

16.1

Collaborating organisations occupying the Centre generally, and COLLABORATOR and Catapult in particular with respect to this Agreement, in choosing to employ the Centre as a base for GMP manufacturing activities accept and acknowledge a degree of risk inherent in any multi-mode, shared occupancy manufacturing facility and the nature of the biological processes undertaken within. Occasional unforeseen situations may arise associated with, for example utilities, equipment and associated processes that have the potential to disrupt or have a detrimental impact on processing, including on the COLLABORATOR Product(s), and/or the COLLABORATOR Manufacturing Process(es).

16.1.1

In light of this, Catapult will procure from each Collaborator, prior to their occupation of the Centre, contractual agreement not to commence or sustain legal proceedings against COLLABORATOR (or any other Collaborators or Catapult) for damages, or any other financial reimbursement (“Agreement Not to Sue”), as a consequence of any unexpected and unintended consequences as a result of such a situation at the Centre as described in this Clause 16.1 (“Unforeseen Risks”) unless it is a result of attributable gross negligence or wilful misconduct of COLLABORATOR (or any other Collaborators or Catapult, as applicable), breach of confidence, material breach of any obligation under the relevant Collaborator’s (or, COLLABORATOR’S, or Catapult’s) collaboration agreement or quality agreement for the Centre , or material breach of Catapult SOPs or breach of Applicable Laws, by COLLABORATOR (or any other Collaborators or Catapult, as applicable) and shall procure a direct right of enforcement of such Agreement Not to Sue by COLLABORATOR against each such Collaborator or Catapult pursuant to the Contracts (Rights of Third Parties) Act 1999.

16.1.2

With respect to each Collaborator that Catapult has obtained an enforceable Agreement Not to Sue in accordance with Clause 16.1.1, which COLLABORATOR has a direct right to enforce against such Collaborator pursuant to the Contracts (Rights of Third Parties) Act 1999, COLLABORATOR agrees that it shall not commence or sustain legal proceedings against such a Collaborator for damages, or any other financial reimbursement, as a consequence of any Unforeseen Risks unless it is a result of attributable gross negligence or wilful misconduct of, or a breach of confidence, material breach of any obligation under the relevant Collaborator’s collaboration agreement or quality agreement for the Centre, or material breach of Catapult SOPs or breach of Applicable Laws by, such a Collaborator.

16.1.3

Catapult and COLLABORATOR, each agree not to commence or sustain legal proceedings against the other Party for damages, or any other financial reimbursement, as a consequence of any Unforeseen Risks unless it is a result of attributable gross negligence or wilful misconduct of the other Party, or is a breach of confidence, material breach of any obligation under this Agreement or the QTA, or a material breach of Catapult SOPs or breach of Applicable Laws, by the other Party.

16.1.4	This Clause 16.1 is not intended to qualify, and is subject to and without prejudice to, each Party’s rights and obligations under Clause 15 (Indemnity).

16.2

All Parties are obliged to abide by the operating requirements of the Centre in order to comply with GMP (as defined in the Quality Technical Agreement) and exercise an appropriate duty of care such as to minimise the frequency and severity of events alluded to in Clause 16.1, thus offering each other mutual protection. In order to ensure no Party exposes themselves to unreasonable financial risk as a result of such a situation, Catapult and COLLABORATOR (and Catapult will procure this of each collaborating organisation in occupation of the Centre) will ensure the continued and uninterrupted maintenance of an appropriate level of public liability, business continuity and professional indemnity insurances.

16.3

Without prejudice to Clauses 15.1, 16.1, 16.5, 16.6 and 16.7, the maximum aggregate Liability of COLLABORATOR which arises from any single event which occurs in any Year will be limited to five million pounds sterling (£5,000,000) for any single event, with no limit on the number of claims made against it from Catapult.

16.4

Without prejudice to Clauses 15.3, 16.1, 16.5, 16.6 and 16.8, the maximum aggregate Liability of Catapult which arises from any single event which occurs in any Year will be limited to five million pounds sterling (£5,000,000) for any single event, with no limit on the number of claims made against it from COLLABORATOR.

16.5	In no circumstance will any Party have any Liability for:

16.5.1	any indirect, special or consequential loss; or

16.5.2	any loss of profits, revenue, business opportunity, data, or goodwill (in each case whether such loss is direct or indirect).

16.6

Nothing in this Agreement limits or excludes any person’s liability to the extent that it may not be so limited or excluded by law, including any such liability for death or personal injury caused by that person’s negligence, or liability for fraud or fraudulent misrepresentation.

16.7	Without prejudice to Clause 16.6, nothing in this Agreement will operate to exclude or restrict COLLABORATOR’s Liability:

16.7.1	under the indemnity contained in Clause 15; or (in 16.7.2 below, other than when the specific conditions stipulated in the Agreement are met so as to justify otherwise); or

16.7.2	to pay the Contributions that are correctly incurred under this Agreement; or

16.7.3	to pay the Compensations.

16.8	Without prejudice to Clause 16.6, nothing in this Agreement will operate to exclude or restrict Catapult’s Liability under the indemnity contained in Clause 15.

16.9	The Parties agree that they have negotiated this Clause 16 and the allocation of risk in this Clause is a fair and equitable position.

17.	DURATION AND TERMINATION

17.1

This Agreement, and the licences granted hereunder, will come into effect on the Effective Date and, unless terminated earlier in accordance with this Clause 17 or unless specified in the continuing obligations provisions of this Agreement as having continued effect, will continue in force until the date Four (4) years after the Occupation Date (the “Term”), and on such date this Agreement will terminate automatically by expiry.

17.2

On the conditions that (a) COLLABORATOR has consistently complied with its obligations in the Collaboration Agreement throughout the Term up to the date the option is exercised, and (b) the Option is exercised not less than 12 months before the end of the Term, then COLLABORATOR will have a six-month period from the start of the 12 month notice period during which it will be entitled to negotiate with Catapult (both acting reasonably) the duration, terms and conditions of an extension to the Collaboration including its occupation of the Module (the “Option”). Such extension will be on substantially the same terms as the existing agreement at the rates prevailing at the time of extension (although in the event there are factors that are out of Catapult’s control or there are unavoidable requirements that mean significant changes are required as to how the Centre is operated following the end of the Term, such “substantially” same terms may not be possible). At the end of such 6 month period the Option will lapse and Catapult will have no obligation to continue such negotiations with COLLABORATOR.

17.3	The Parties may terminate this Agreement at any time by mutual written consent, signed by the authorised signatories of the Parties and the provisions of Clause 18.1 will not apply.

17.4	Either Party may elect to terminate this Agreement at any time by notice in writing to the other Party, such notice to take effect as specified in the notice:

17.4.1

if the other Party is in material breach of this Agreement (including any breach of Clause 20) and, in the case of a breach capable of remedy within 90 days, the breach is not remedied within 90 days of the party receiving notice specifying the breach and requiring its remedy; or

17.4.2	if (A) the other Party becomes insolvent or unable to pay its debts as and when they become due; or (B) an order is made or a resolution is passed for the winding up of the other Party

(other than voluntarily for the purpose of solvent amalgamation or reconstruction); or (C) a liquidator, administrator, administrative receiver, receiver, or trustee is appointed in respect of the whole or any part of the other Party’s assets or business; or (D) the other Party makes any composition with its creditors; or (E) the other Party ceases to continue its business; or (F) as a result of debt and/or maladministration the other Party takes or suffers any similar or analogous action in any jurisdiction.

17.5

A Party’s right of termination under this Agreement, and the exercise of any such right, will be without prejudice to any other right or remedy (including any right to claim damages) that such Party may have in the event of a breach of contract or other default by the other Party.

18.	CONSEQUENCES OF TERMINATION

18.1

COLLABORATOR recognises that considerable planning and advance preparation is required to ensure timely COLLABORATOR occupation of the Module. In recognition of the opportunity cost of reserving a Module for COLLABORATOR, if COLLABORATOR serves notice to terminate this Agreement in any circumstances other than as set out in Clause 17.4, COLLABORATOR will compensate Catapult as follows:

18.1.1

where notice to terminate is served after the Effective Date but before the Expected Occupation Date, COLLABORATOR will pay to Catapult the sum equivalent to 1 year’s income and which will include: the Facility Contribution, the Business Rates, Integral Input Contributions, any Establishment Input Contributions and any other unavoidable costs resulting from the Module remaining unoccupied for up to a period of 1 year (the “Compensations”). Catapult will, to the extent that it is reasonably able to do so in the circumstances, release COLLABORATOR from its obligations where a suitable alternative collaborator is secured by Catapult.;

18.1.2

Thereafter, where notice to terminate is served from and including the Expected Occupation Date, COLLABORATOR will pay the Catapult Compensations until the earliest to occur of: (i) the end of the Term, or (ii) the date on which a suitable alternative collaborator (if any) is secured by the Catapult.

18.2

Upon termination of this Agreement for any reason (and unless otherwise agreed by the Parties in a subsequent, written agreement, including any agreement entered into in accordance with the provisions of Clause 26.1):

18.2.1	the provisions of Clauses 11, 12, 13, 15, 16, 18, and 19 will remain in force; and

18.2.2	the Collaboration will terminate, subject to any subsisting and continuing obligations.

19.	INSURANCE

19.1

Catapult will take out with a reputable insurance company and maintain at all times during the Term of this Agreement professional indemnity, and public liability insurance including against all loss of and damage to the Module, the Centre, and injury to persons including death arising out of or in connection with this Agreement. Such insurances may be limited in respect of one claim provided that such limit must be at least £5 million (five million pounds). Product liability insurance will continue to be maintained for a further six years from the end of the term of this Agreement. Copies of such insurance agreements will be provided by the Catapult to the COLLABORATOR on the request of the COLLABORATOR.

19.2

COLLABORATOR will take out with a reputable insurance company, and maintain at all times during the Term of this Agreement public and product liability insurance and insurance against all loss of and damage to the Module and Centre (including without limitation fire, explosion, lightning, earthquake, tempest, storm, flood, bursting and overflowing of water tanks, apparatus or pipes, damage to underground water, oil or gas pipes or electricity wires or cables, impact by aircraft and aerial devices and articles dropped from them, impact by vehicles, terrorism, subsidence, ground slip, heave, riot, civil commotion, strikes, labour or political disturbances, malicious damage, and any other risks against which the Catapult decides to insure against from time to time), injury to persons including death arising out of or in connection with this Agreement, and against all loss of and damage to any COLLABORATOR owned equipment, or COLLABORATOR personnel personal effects within the Module or in the Centre generally. Such insurances may be limited in respect of one claim provided that such limit must be at least £5 million (five million pounds). Product liability insurance will continue to be maintained for a further six years from the end of the term of this Agreement. COLLABORATOR acknowledges that Catapult will have no responsibility for any COLLABORATOR owned equipment or any COLLABORATOR personnel personal effects located in the Module or any other part of the Centre.

19.3

If there is destruction or damage to the Centre that leaves the whole or substantially the whole of the Centre and / or the Module unfit for occupation and use or inaccessible, the Catapult may terminate this Agreement immediately by written notice to COLLABORATOR at any time within the period of 2 years after the date of such damage or destruction. Such termination will be without prejudice to any subsisting breach of either Parties obligations contained in this Agreement.

19.4

If there is destruction or damage to the Centre that leaves the whole or substantially the whole of the Centre and / or the Module unfit for occupation and use or inaccessible and the Module has not been made fit for occupation and use by COLLABORATOR within 2 years of the date of such destruction or damage then either Party may serve notice on the other to terminate this Agreement with immediate effect, but before such reinstatement is completed. Such termination will be without prejudice to any breach of either Parties obligations contained in this Agreement.

19.5

If there is destruction or damage to the Centre by any of the Insured Risks or an Uninsured Risk that leaves the whole or substantially the whole of the Centre and / or the Module unfit for occupation and use or inaccessible, then, save to the extent that the Catapult’s insurance has not been vitiated or policy moneys refused because of any act or default of COLLABORATOR then the Facility Charge, the Activity Related Input Contributions, the Integral Input Contributions, and the Business Rates or a fair proportion of them will not be payable from and including the date of such damage or destruction until the earlier of the date that the Module is once again fit for occupation and use and accessible and the date 2 years from and including the date of such damage or destruction.

19.6

If the Agreement is terminated in accordance with clauses 19.3 to 19.5 (inclusive) then within 45 days of such termination the Catapult shall refund COLLABORATOR the proportion of the Facility Charge, the Activity Related Input Contributions, the Integral Input Contributions, and the Business Rates which have been paid in advance by COLLABORATOR and which relates solely to the period from the date of such damage or destruction.

20.	ANTI-BRIBERY AND ANTI-CORRUPTION

20.1

Each Party agrees that, in connection with this Agreement and the Projects, they will each, (and will procure that their respective officers, employees, agents and any other persons who perform services for them or on their behalf in connection with this Agreement will):

20.1.1	not commit any act or omission which causes or could cause the other Party to breach, or commit an offence under, any laws relating to anti-bribery and/or anti-corruption;

20.1.2

keep accurate and up to date records showing all payments made and received and all other advantages given and received in connection with this Agreement and the steps taken to comply with this Clause 20, and permit the other Party to inspect those records as reasonably required;

20.1.3	promptly notify the other Party of:

(a)	any request or demand for any financial or other advantage received by it (or that person); and

(b)	any financial or other advantage it (or that person) give or intend to give whether directly or indirectly in connection with this Agreement; and

20.1.4	promptly notify the other Party of any breach of this Clause 20.

20.2	Without prejudice to the materiality of any other provision of this Agreement, any breach of this Clause 20 shall constitute a material breach.

21.	PUBLICITY

The Parties agree consent is required before use of the other’s name, or any adaptation of their name, or any of their logo(s), trademark(s), or other of their device(s) in any advertising, promotional, or sales materials (however, they also agree that such consent is not to be unreasonably withheld).

22.	STATE AID

22.1

The parties acknowledge that Catapult is a ‘Research Organisation’ as defined under European Union legislation and has an obligation to ensure, and is subject to audits to demonstrate, that all activities it undertakes are compliant with EU state aid rules, including its activities under this Agreement. The parties therefore agree that, notwithstanding any other provision of this Agreement:

Catapult will be entitled to cooperate fully with any investigation by any grant funder of Catapult or by the European Commission or any court of law with respect to this Agreement regarding the granUalleged grant of state aid and the provision of Inputs hereunder and COLLABORATOR will, if so requested by Catapult, promptly provide to Catapult all reasonable and necessary assistance in connection with any such investigation(s);

Catapult will keep COLLABORATOR informed of any active and specific investigation into this Agreement and, where possible, liaise with COLLABORATOR concerning any response to the European Commission; and

the parties will comply with any ruling of the European Commission or court of law in relation to the application of the EU state aid rules to this Agreement.

22.2	The obligations set out in Clause 22.1 above will subsist for a period of 10 years from the date of this Agreement, notwithstanding any earlier termination of this Agreement.

23.	NOTICES

23.1

Any notice required to be given under this Agreement will be given in writing and sent by prepaid airmail post or courier, delivered personal, or sent by email to the following addresses or such other address as may be notified by the relevant party from time to time in writing:

To Catapult:	To COLLABORATOR:

If sent by post to:	If sent by post to:

Cell Therapy Catapult	Achilles Therapeutics Limited
12th Floor Tower Wing	Stevenage Bioscience Catalyst,
Guy’s Hospital	Gunnels Wood Road,
Great Maze Pond	Stevenage, Hertfordshire,
London	SG1 2FX,
SE1 9RT	UK
United Kingdom

For the attention of:	For the attention of:

Matthew Durdy, CBO	Iraj Ali, CEO

If sent by email, to:	If sent by email, to:

23.2	Any notice so sent will be deemed to have been duly given:

23.2.1	if sent by personal delivery or courier, on delivery at the address of the relevant party;

23.2.2	if sent by prepaid airmail post, five days after the date of posting; and

23.2.3	if sent by email, only on acknowledgement of receipt, such acknowledgement not being an automated message.

24.	FURTHER ASSURANCES

Each party will, as and when requested by the other party and without charge, do all such acts and execute all such documents as may be reasonably necessary to give full effect to the provisions of this Agreement.

25.	ENTIRE AGREEMENT

25.1

This Agreement constitutes the entire agreement between the parties and supersedes and replaces any and all previous agreements, understandings or arrangements between the parties, whether oral or in writing, relating to its subject matter, including the Pre-Existing CDA.

25.2

The Parties acknowledge that in entering into this Agreement they do not rely on any statement, representation (including, without limitation, any negligent misrepresentation but excluding any fraudulent misrepresentation), warranty, course of dealing, custom, understanding or promise except for those expressly set out in this Agreement.

25.3	Except as expressly set forth in this Agreement, neither party grants to the other by implication, estoppel or otherwise, any right, title, licence or interest in any Intellectual Property Right.

26.	VARIATION

26.1	Subject to Clauses 26.2 and 26.3, no variation or amendment to this Agreement will be effective unless it is made in writing and signed by the duly authorised representatives of both parties.

26.2

For the purposes of this Clause 26, a variation will be considered to effect a “Material Impact” when COLLABORATOR Manufacturing Process at the Centre is prevented, significantly delayed or complicated by such change, or when such change impacts the regulatory compliance of COLLABORATOR Manufacturing Process.

26.3

The following principles will be adhered to in the event a change is proposed by Catapult to Schedule 8 (Warehouse and Procurement Management Provisions), Schedule 9 (Environmental Monitoring), Schedule 10 (IT Infrastructure), and Schedule 12 (Module and Centre Specifications), and Clause 10 only:

26.3.1

If the proposed change has no Material Impact on the COLLABORATOR Product(s) or COLLABORATOR Manufacturing Process(es), or COLLABORATOR’s compliance with GMP guidelines, Catapult may enact the change by a written notification (signed by a member of Catapult’s Quality team) to COLLABORATOR, such written notification forming an amendment to this Agreement; and

26.3.2

If the proposed change has a Material Impact on the COLLABORATOR Product(s) or COLLABORATOR Manufacturing Process(es), such change will require the mutual written consent of the Parties in the form of an amendment to this Agreement signed by authorised signatories of their respective Quality Teams.

26.3.3

If COLLABORATOR disagrees with Catapult’s assessment that a change under Clause 26.3.1 has no Material Impact, the matter will be resolved through the use of the Expert Determination procedure under Schedule 13.

27.	ASSIGNMENT AND SUB-CONTRACTING

27.1

Subject to Clause 27.2 and except as provided in Clause 27.3, neither Party will assign, sub-contract, mortgage, charge, or otherwise transfer any rights or obligations under this Agreement, without the prior written consent of the other Party.

27.2

Either Party may assign and transfer all its rights and obligations under this Agreement to an Affiliate or to any company to which it transfers all or substantially all of its assets or business to which this Agreement relates, provided that the assignee undertakes to the other Party to be bound by and perform the obligations of the assignor under this Agreement. However, such right to assign this Agreement shall be subject to receiving the other Party’s written consent, such consent not to be unreasonably withheld or delayed, and a Party will not have such a right to assign this Agreement if it is insolvent or any other circumstance described in Clause 17.4.2 applies to it.

27.3

Catapult will be entitled to sub-contract any of its obligations under this Agreement, provided that it will ensure any relevant obligations are passed on to such sub-contractor and Catapult will be responsible for the performance of such sub-contractor. In the event Catapult changes its operating model from that in place on the Expected Occupation Date such that it sub-contracts any additional material obligation not set out under this Agreement, Catapult will provide notice of the same to COLLABORATOR.

28.	WAIVER

No failure or delay by a party to exercise any right or remedy provided under this Agreement or by law will constitute a waiver of that or any other right or remedy, nor will any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

29.	SEVERABILITY

If any provision (or part of any provision) of this Agreement is held to be invalid, void or otherwise unenforceable by a court of competent jurisdiction from whose decision no appeal is available, or from whose decision no appeal is made within the applicable time limit, then the provision (or relevant part of the provision) will be omitted and the remaining provisions of this Agreement (and parts of the relevant provision, as applicable} will continue in full force and effect.

30.	RELATIONSHIP OF THE PARTIES

Nothing in this Agreement is intended to, or will be deemed to, establish or imply any agency, partnership or joint venture between the parties. Neither party will act or describe itself as the agent of the other party and neither party will have, or hold itself out as having any authority to make commitments for or on behalf of the other party.

31.	THIRD PARTY RIGHTS

This Agreement does not create any right enforceable by any person who is not a Party to it save for (i) with respect to Clause 13.9 which the Parties agree may be directly enforceable by any Other Collaborator that has occupied the Centre concurrently with COLLABORATOR, provided that COLLABORATOR is able to directly enforce provisions equivalent to Clause 13.9 with respect to COLLABORATOR’s Confidential Information in a collaboration agreement between such Other Collaborator(s) and Catapult, and (ii) as provided in Clause 16.1 and Clause 13.9.

32.	GOVERNING LAW AND JURISDICTION

32.1

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) will be governed by and construed in accordance with the laws of England and Wales.

32.2

The parties to this Agreement irrevocably agree that the courts of England will have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims), except that a Party may seek an interim injunction in any court of competent jurisdiction

33.	DISPUTE RESOLUTION PROCEDURE

33.1

If a dispute arises out of or in connection with this Agreement or the performance, validity or enforceability of it (Dispute), then, except as expressly provided in specific clauses of this Agreement, the Parties will follow the procedure set out in this clause:

33.1.1

either Party will give to the other written notice of the Dispute, setting out its nature and full particulars (Dispute Notice), together with relevant supporting documents. On service of the Dispute Notice, the Chief Business Officer of the Catapult, and the head of manufacturing of COLLABORATOR or another authorized representative of COLLABORATOR will attempt in good faith to resolve the Dispute;

33.1.2

if the Chief Business Officer of Catapult and the COLLABORATOR representative are for any reason unable to resolve the Dispute within 30 days of service of the Dispute Notice, the Parties agree to enter into mediation in good faith to settle the Dispute in accordance with the CEDR Model Mediation Procedure. To initiate the mediation, a Party must serve notice in writing (ADR notice) to the other Party to the Dispute, referring the dispute to mediation. A copy of the ADR notice should be sent to CEDR. Unless otherwise agreed between the Parties within 10 days of service of the ADR Notice, the mediator will be nominated by CEDR. Unless otherwise agreed between the Parties, the mediation will start not later than 15 days after the date of the ADR notice.

33.2

No Party may commence any court proceedings under Clause 32 (Governing Law and Jurisdiction) in relation to the whole or part of the Dispute until 40 days after service of the ADR notice, provided that the right to issue proceedings is not prejudiced by a delay.

33.3

If the Dispute is not resolved within 40 days after service of the ADR notice, or either Party fails to participate or ceases to participate in the mediation before the expiry of that 40-day period, or the mediation terminates before the expiry of that 40-day period, the Dispute will be finally resolved by the courts of England and Wales in accordance with Clause 32 (Governing Law and Jurisdiction) in this Agreement.

34.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered will constitute a duplicate original of this agreement, but all the counterparts will together constitute the same agreement. If this Agreement is executed in counterparts, it will not be effective unless and until each party has executed and delivered a counterpart to the other party.

35.	FORCE MAJEURE

Neither Party will have any liability or be deemed to be in breach of this Agreement for any delays or failures in performance of this Agreement that result from circumstances beyond the reasonable control of that Party, including without limitation labour disputes involving that Party. The Party affected by such circumstances will promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

36.	DATA PROTECTION

36.1

“Data Protection Legislation” means the EU General Data Protection Regulation 2016/679), the Data Protection Act 2018 and all other applicable legislation relating to privacy or data protection in the United Kingdom.

36.2	In this Agreement the terms:

36.2.1

“Personal Data”, “Data Subject” and “Process” are as defined in the EU General Data Protection Regulation 2016/679) (“Act”). Each Party shall comply with its respective obligations under the provisions of the Act and all applicable Data Protection Legislation;

36.2.2

References in this Agreement to “Data Processor” and “Data Controller” bear the meaning given to “Processor’’ and “Controller” respectively, as defined in the EU General Data Protection Regulation 2016/679).

36.3

COLLABORATOR shall act as the Data Controller in respect of any Personal Data Processed by Catapult on behalf of COLLABORATOR in connection with this Agreement, the Project and/or Inputs and in compliance with COLLABORATOR’s obligations as such under the Act. Nothing in this Clause 36 relieves Catapult of its own obligations as Data Processor under the Data Protection Legislation; some of the material Processing it will perform, including examples of the Personal Data and categories of data subject connected to this Processing, is broadly (but not exhaustively) set out in the Catapult Data Processing Summary in Schedule 11 to the rear of this Agreement.

36.4

Insofar as COLLABORATOR provides or otherwise makes available Personal Data to Catapult and such Personal Data is Processed by Catapult, or if Catapult is required to Process Personal Data on behalf of COLLABORATOR in connection with this Agreement, the Project and/or Inputs, COLLABORATOR shall ensure that it has all rights, consents and authority to permit Catapult to lawfully Process such Personal Data and will comply with applicable Data Protection Legislation generally and will use its reasonable endeavours to ensure that all Personal Data provided or otherwise made available pursuant to this Agreement to Catapult is:

(a)	adequate, relevant and limited to what is necessary for Catapult to discharge its obligations, and to enjoy its rights under this Agreement; and

(b)	accurate and, where necessary, kept up to date.

36.5	Insofar as Catapult Processes any Personal Data on behalf of COLLABORATOR, Catapult shall:

36.5.1

Process the Personal Data on behalf of COLLABORATOR only to the extent necessary for performing this Agreement and only in accordance with the specific written instructions of COLLABORATOR (save to the extent that Catapult considers that such instructions infringe the Data Protection Legislation, in which case Catapult shall notify COLLABORATOR of this immediately) or as required by any regulator or Applicable Law;

36.5.2	not otherwise modify, amend or alter the contents of the Personal Data or disclose or permit the disclosure of any of the Personal Data to any third party .

36.5.3

implement appropriate technical and organisational methods to maintain the security of such Personal Data and preventing unauthorised or unlawful Processing and against accidental loss, destruction, damage, alteration or disclosure;

36.5.4	keep and procure that all of its employees, contractors and agents keep, the Personal Data confidential in accordance with Catapult’s confidentiality obligations under Clause 13;

36.5.5

maintain a record of its Processing activities and provide all information to COLLABORATOR as is reasonably necessary for COLLABORATOR to demonstrate compliance with its obligations pursuant to Article 28 of EU General Data Protection Regulation 2016/679, or any provisions under equivalent legislation that is implemented in the UK after the date of this Agreement.

36.5.6

permit audits, including inspections, conducted by or on behalf of COLLABORATOR or its regulators including permitting audits to the extent that these are demanded by a Regulatory Authority or other competent authority overseeing compliance with the GDPR. To the extent the following do not contravene the conditions imposed by a Regulatory Authority or other competent authority, COLLABORATOR will: not conduct more than one audit per calendar year, give Catapult reasonable (and at least 14 days’) prior written notice of each such audit and ensure that each audit is carried out during Catapult’s normal business hours, so as to cause the minimum disruption to Catapult’s business and without COLLABORATOR or its auditor having any access to any data belonging to a person other than COLLABORATOR;

36.5.7

notify COLLABORATOR in writing without undue delay and in any event within 48 hours of discovery of, and provide reasonable cooperation (at COLLABORATOR’s cost, except where the breach is caused or contributed to by Catapult or its agents or subcontractors in which case such cooperation will be provided at Catapult’s cost) in the event of, any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to, Personal Data in Catapult’s possession or control;

36.5.8

notify COLLABORATOR in writing without undue delay and in any event within five days of receipt if it receives a request from a Data Subject to have access to that person’s Personal Data, a complaint or request relating to COLLABORATOR’s obligations under Data Protection Legislation or any other communication relating to the Processing of Personal Data, in each case where such request, complaint or communication relates directly or indirectly to the Processing of Personal Data undertaken by Catapult on behalf of COLLABORATOR under or in connection with this Agreement; and

36.5.9

insofar as is possible, assist COLLABORATOR (at COLLABORATOR’s cost, except where the complaint or request arises from Catapult’s, or its agents or subcontractors processing of that Personal Data other than in accordance with Clause 36, in which case such assistance will be provided at Catapult’s reasonable cost in relation to any complaint or request made by a regulator or data subject in respect of any Personal Data Processed by Catapult on behalf of COLLABORATOR under or in connection with this Agreement.

36.5.10

at the choice of COLLABORATOR, delete or return all Personal Data to COLLABORATOR promptly after termination or expiry of this Agreement, and delete all copies of the Personal Data (save to the extent that retention of copies is required by Applicable Law or that electronic copies are made on the Catapult IT systems as part of regular business archiving activity, but Catapult will ensure that any such archived electronic copies are kept confidential and in compliance with this Clause 36, and erased as soon as reasonably possible following Catapult’s standard backup policies) providing confirmation of such deletion to COLLABORATOR;

36.6	COLLABORATOR authorises Catapult to transfer Personal Data outside of the European Economic Area on condition that Catapult shall:

36.6.1

provide an adequate level of protection to any Personal Data that is transferred outside of the EEA (which may include ensuring that the entity located outside the EEA to which Personal Data is transferred enters into the standard contractual clauses for the transfer of Personal Data from the EU to processors in third countries); and

36.6.2	comply with any other reasonable instructions notified to it by COLLABORATOR,

36.7

COLLABORATOR authorises Catapult to engage other Data Processors and sub-processors in respect of any Personal Data Processing that is undertaken in connection with this Agreement and in accordance with its terms. Catapult shall notify COLLABORATOR of the identities of each sub-processor it uses at the start of this Agreement, and when any such Processor is replaced. Catapult shall also provide to COLLABORATOR a brief description of the Processing services provided by each sub-processor, and COLLABORATOR shall have the opportunity to object to such sub-processor. Where a sub-processor is duly engaged to carry out specific Processing activities on behalf of COLLABORATOR, Catapult shall ensure that it enters into a written contract with such sub-processor containing data protection obligations no less onerous than those set out in this Clause 36 which shall apply to the sub-processor. Catapult shall remain liable for the acts and omission of any such sub-processor.

36.8

Catapult shall without undue delay (and in any event within 48 hours of it becoming aware) notify COLLABORATOR in the event that it becomes aware of any breach of the Data Protection Legislation by Catapult or any of the subcontractors of Catapult in connection with this Agreement.

36.9

Subject to Clause 16.6, COLLABORATOR agrees that Catapult shall have no liability (whether in contract, tort, misrepresentation, restitution, under statute or otherwise, including under any indemnities, in each case howsoever caused including if caused by negligence) to COLLABORATOR in connection with any act and/or omission by Catapult to the extent that the liability arises from:

(a)	any breach of the Data Protection Legislation by COLLABORATOR; or

(b)	any breach by COLLABORATOR of its obligations under this Clause 36;

36.10

Subject to Clause 16.6, Catapult agrees that COLLABORATOR shall have no liability (whether in contract, tort, misrepresentation, restitution, under statute or otherwise, including under any indemnities, in each case howsoever caused including if caused by negligence) to Catapult in connection with any act and/or omission by COLLABORATOR to the extent that the liability arises from:

(a)	any breach of the Data Protection Legislation by Catapult; or

(b)	any breach by Catapult of its obligations under this Clause 36

37.	NON-SOLICITATION

During the Term and for a period of twelve (12) months following any termination or expiration of this Agreement, each Party agrees, on behalf of itself and its Affiliates, not to solicit for employment, employ or otherwise retain any employee of the other Party or its Affiliates except with the prior written consent of the other Party; provided, however, that it will not be a violation of the non-solicitation obligation of this Section 37 (Non-Solicitation) if an employee of the other Party responds to an indirect solicitation (e.g., advertisements in media of general circulation).

[Signature Page Follows]

Signature Page of Collaboration Agreement

AGREED by the parties through their duly authorised representatives on the date written at the start of this Agreement:

For and on behalf of:		For and on behalf of
Achilles Therapeutics Limited		Cell Therapy Catapult Limited

Signed:	/s/ Iraj Ali	Signed:	/s/ Matthew Durdy
Full Name:	Iraj Ali	Full Name:	Matthew Durdy

Job Title:	CEO	Job Title:	Chief Business Officer

February 28, 2020 | 12:09 GMT

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